                                                                    Exhibit 99.1

                     CBS CORPORATION REPORTS RECORD PROFITS
                          FOR THE THIRD QUARTER OF 1999

                            INFINITY REVENUES UP 16%
                    CONSOLIDATED OPERATING CASH FLOW UP 51 %
                           AFTER TAX CASH FLOW UP 73%

         NEW YORK, October 28, 1999 -- CBS Corporation (NYSE: CBS) today reported record third quarter operating results.

RESULTS FOR THE THIRD QUARTER OF 1999

         Operating cash flow (defined as earnings before interest, taxes, depreciation, amortization, minority interests and equity losses, or EBITDA) for the third quarter of 1999 was $406 million, as compared to $268 million for the third quarter of 1998, an increase of approximately 51%. Last year's third quarter included a special charge of $68 million. Excluding this charge, operating cash flow for the third quarter of 1999 increased by 21% over last year. The improvement in EBITDA was primarily due to the strong performance of Infinity Broadcasting Corporation (NYSE:INF), the Company's out-of-home media segment, and CBS Cable, as well as an increase at the Television segment.

         After tax cash flow (defined as income from continuing operations plus equity losses, and depreciation and amortization as adjusted for minority interests) for the third quarter of 1999 was $201 million, as compared to $116 million for the third quarter of 1998, an increase of $85 million or 73%. However, as a result of the Company's substantial deferred tax position, after tax cash flow adjusted to reflect cash taxes only was $326 million, an increase of $186 million or 133% from the third quarter of 1998. Excluding the impact of last year's $68 million special charge ($41 million after tax), after tax cash flow would have increased by $44 million, an increase of 28%, and after tax cash flow adjusted for cash taxes only would have increased by $118 million, or 57%.

         "This was an outstanding quarter for our Company," said Mel Karmazin, President and Chief Executive Officer, CBS Corporation. "Infinity continued its long trend of record operating performance with double-digit revenue and cash flow growth. I am particularly pleased with this quarter's profits at the Television and Cable segments. The CBS Television Network enjoyed a strong start to the 1999-2000 season, with ratings gains in prime time, where we have the most successful new drama of the year, and late night, where David Letterman is up 14% in households year-to-year and Craig Kilborn is up 17% in key demographics versus last season. In Sports, the ratings performance of our NFL franchise is up double digits season-to-date over last year. Our ratings improvement, plus robust scatter market pricing, provides us with a strong outlook for our Television segment."

         Net revenues for the third quarter of 1999 were $1,708 million, as compared to $1,581 million for the third quarter of 1998, an increase of 8%. The increase was due to excellent revenue growth at Infinity and the performance of the Television segment. Excluding the effect of last year's divestiture of CBS Cable's two start-up channels, revenue for that segment was up as well.

         Interest expense for the third quarter of 1999 was $46 million, as compared to $112 million in 1998's third quarter, a decrease of approximately 59%. This decrease was principally due to the lower debt levels as a result of proceeds received from Infinity's initial public offering in late 1998, proceeds from business dispositions, and strong cash flow from operations.

         Income tax expense for the third quarter of 1999 was $126 million, as compared to $39 million for the third quarter of 1998, an increase of $87 million. The increase is principally due to higher operating profits.

         The Company's income from continuing operations for the third quarter of 1999 was $35 million, or $0.05 per diluted share, as compared to a loss of $38 million, or $0.05 per diluted share, for the third quarter of 1998, which included the $41 million after tax special charge.

         The Company's reported net income for the quarter was $47 million, or $0.07 per diluted share, as compared to a net loss for the year-ago quarter of $43 million, or $0.06 per diluted share. The third quarter of 1999 includes a $12 million after tax gain, or $0.02 per diluted share, recognized in discontinued operations, arising from the resolution of a purchase price adjustment associated with a business divested in the second quarter of 1999.

         During the second and third quarter of 1999, the Company closed on a number of strategic investments focused on growing its Internet-based operations. The Company received an equity interest in these Internet companies, in exchange for future advertising and promotional time on CBS's and Infinity's media properties. During the third quarter of 1999, the Company recognized its proportionate share of losses for these Internet-based companies, as well as the amortization of the difference between CBS's investment in these entities and its proportionate ownership share in the underlying net assets of these companies, which totaled $28 million after tax.

         Major acquisitions include:

         o The Company continued its Internet expansion during the third quarter, with additional investments in the following companies: a 35% interest in Medscape, Inc. (NASDAQ:MSCP), which recently launched a consumer health Web site; a 38% interest in Jobs.com, Inc., a leading online recruitment service; a 22% interest in Wrenchead.com, an online auto parts superstore, and a 40% interest in Women's Consumer Network, the first national membership-based consumer service geared toward women. CBS also announced that it had signed a definitive agreement to acquire a 30% interest in Big Entertainment (NASDAQ:BIGE), which operates the Web site Hollywood.com. After the close of the quarter, the Company announced a majority investment in iWon.com, an internet portal, and a 20% equity stake in Rx.com, an online pharmacy.

         o During the third quarter, CBS completed its acquisition of KEYE-TV Austin, Texas. Subsequent to the close of the quarter, the Company also completed the acquisition of KTVT-TV Dallas Ft. Worth, the nation's #7 market. Combined, these acquisitions have raised CBS ownership position to television stations serving 34% of the United States.

         o The Company expects to close the $2.5 billion King World Productions, Inc. (NYSE:KWP) acquisition in the fourth quarter of 1999, subsequent to the approval of King World shareholders. King World is one of the leading suppliers of first-run syndicated programming in the United States.

         o Infinity Broadcasting Corporation also expects to close the acquisition of Outdoor Systems Inc. (NYSE:OSI) in November 1999, subsequent to an Outdoor Systems shareholder meeting scheduled for November 4th. Outdoor Systems is one of the largest outdoor advertising companies in North America.

RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

         Net revenues for the nine months ended September 30, 1999, were $5,154 million, as compared to $5,014 million for the nine months ended September 30, 1998. Excluding the revenues associated with the 1998 Winter Olympics, net revenues for the nine months ended September 30, 1999 increased by approximately 13%.

         Revenue increases were driven by Infinity, which experienced strong revenue growth of 28% during the first nine months, or approximately 16% on a same-station, pro-forma basis. The Company's 1999 results reflect the inclusion of operations of American Radio Systems stations, which were acquired in June 1998. Excluding the effect of the Olympics and certain cable divestitures that occurred late in 1998, solid revenue growth was achieved at the Television and Cable segments as well.

         EBITDA for the nine months ended September 30, 1999 was $1,113 million, as compared to $814 million for the nine months ended September 30, 1998, an increase of 37%. Excluding the effects of special items recognized in 1998 and 1999, EBITDA was up 25% over 1998's first nine months' results. Last year's EBITDA reflected a benefit associated with the 1998 Winter Olympics. Excluding the effect of the Olympics, and the special items, EBITDA for the nine months ended September 30, 1999, would have increased by approximately 40% over the prior year period. This increase in EBITDA was due to strong revenue performance, and the Television and Cable segments benefited from cost containment efforts implemented during the prior year.

         Interest expense for the nine months ended September 30, 1999 was $143 million, as compared to $272 million in 1998's first nine months, a decrease of approximately 47%. This decrease was principally due to the lower debt levels as a result of proceeds received from Infinity's initial public offering in late 1998, proceeds from business dispositions, and strong cash flow from operations.

         Income tax expense for the nine months ended September 30, 1999 was $302 million, as compared to $134 million for the nine months ended September 30, 1998, an increase of $168 million. The increase is principally due to higher operating profits.

         For the nine months ended September 30, 1999, income from continuing operations was $138 million, or $0.19 per diluted share, as compared to a loss $15 million, or $0.02 per diluted share, an increase of $153 million. Excluding the effects of special items recognized in 1998 and 1999, income from continuing operations for the nine months increased approximately $107 million over the prior year.

         The Company's reported net income for the nine months ended September 30, 1999 was $529 million, or $0.74 per diluted share, which includes a net gain of $396 million after taxes, or $0.56 per diluted share, on the disposal of certain of the discontinued operations related to its former Westinghouse Electric Corporation businesses during the first nine months of 1999. For the nine months of 1998, the Company reported a $20 million net loss, or $0.03 per diluted share.

         After tax cash flow for the nine months ended September 30, 1999 was $578 million, as compared to $405 million for the third quarter of 1998, an increase of $173 million or 43%. However, as a result of the Company's substantial deferred tax position, after tax cash flow adjusted for cash taxes only for the nine months ended September 30, 1999 was $852 million, an increase of $340 million or 66% from the same period during 1998. Excluding the effects of special items recognized in 1998 and 1999, after tax cash flow for the nine-month period would have increased by $127 million, or 28%, and after tax cash flow adjusted for cash taxes only would have increased by $264 million, or 46%.

         Pursuant to a previously authorized $3 billion stock buyback program, the Company to date has purchased almost 40 million shares of its common stock at a cost of approximately $1.3 billion.

         On September 7, 1999, CBS Corporation and Viacom Inc. announced that their respective boards of directors had unanimously approved a definitive agreement to merge the two companies.

         Mr. Karmazin said: "The many actions taken by our Company over the last 12 months - including the pending acquisitions of King World and Outdoor
Systems -- have successfully repositioned CBS as a leading pure-play media company and contributed to the strong results at all of our operating segments. This in turn has made it possible for CBS to merge with Viacom to form the most exciting media company in the business. All of this has been made possible thanks to the hard work of the employees of CBS and Infinity, whose talent and dedication have made the success of this great company possible."

         Mr. Karmazin added: "Both CBS and Viacom are continuing to invest in the Internet, building a strong presence in the new media by leveraging our extensive content and the strongest branding platform in the industry. These Internet investments, working hand-in-hand with our array of strong assets in the established media, will make the new Viacom a truly 21st Century media company."

         CBS Corporation is composed of CBS Television, Cable and a majority stake in Infinity Broadcasting Corporation, its radio and outdoor advertising business. CBS Television is comprised of the CBS Television Network and 16 CBS owned television stations, eight of which are in the Top 10 markets. CBS Cable consists of two country networks and regional sports operations. Infinity Broadcasting Corporation operates 163 radio stations and TDI, Infinity's outdoor business.


NOTE: CERTAIN STATEMENTS IN THIS PRESS RELEASE CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF CBS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. REFERENCE IS MADE TO THE COMPANY'S ANNUAL REPORT ON FORM 10-K, AS AMENDED BY FORM 10-K/A, FOR THE 1998 YEAR AND SUBSEQUENT REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES.


                                      * * *

Contacts: Gil Schwartz     CBS Corporation  212/975-2121   gdschwartz@cbs.com
          Dana McClintock  CBS Corporation  212/975-1077   dlmcclintock@cbs.com